EX-99.B-77D(g)

SUB-ITEM 77D(g): Any other investment policy set forth in the registrant’s charter, by-laws or prospectus.

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

Supplement dated July 2, 2013 to the

Ivy Funds Variable Insurance Portfolios Prospectus

dated April 30, 2013

and as supplemented May 2, 2013

The following replaces the “Derivatives Risk” bullet point of the “Principal Investment Risks” section of Ivy Funds VIP Global Natural Resources on page 73:

•	Derivatives Risk. The use of derivatives presents several risks, including the risk that these instruments may change in value in a manner that adversely affects the Portfolio’s NAV and the risk that fluctuations in the value of the derivatives may not correlate with securities markets or the underlying asset upon which the derivative’s value is based. Moreover, some derivatives are more sensitive to interest rate changes and market price fluctuations than others. To the extent the judgment of WRIMCO as to certain anticipated price movements is incorrect, the risk of loss may be greater than if the derivative technique(s) had not been used. Derivatives also may be subject to counterparty risk, which includes the risk that a loss may be sustained by the Portfolio as a result of the insolvency or bankruptcy of, or other non-compliance by, another party to the transaction.

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The following replaces the “Management Risk” bullet point of the “Principal Investment Risks” section of Ivy Funds VIP Global Natural Resources on page 74:

•	Management Risk. Portfolio performance is primarily dependent on WRIMCO’s skill in evaluating and managing the Portfolio’s portfolio, and the Portfolio may not perform as well as other similar mutual funds.

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

Supplement dated November 25, 2013 to the

Ivy Funds Variable Insurance Portfolios Prospectus

dated April 30, 2013

and as supplemented May 2, 2013 and July 2, 2013

The following replaces the second sentence of the first paragraph of the “Principal Investment Strategies” section for Ivy Funds VIP Small Cap Growth:

Small capitalization companies typically are companies with market capitalizations within the range of companies in the Russell 2000 Growth Index at the time of acquisition. As of September 30, 2013, this range of market capitalizations was between approximately $42 million and $4.81 billion.

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The following replaces the third sentence of the first paragraph of the “Principal Investment Strategies” section for Ivy Funds VIP Small Cap Value:

Small capitalization companies typically are companies with market capitalizations within the range of companies in the Russell 2000 Value Index at the time of acquisition. As of September 30, 2013, this range of market capitalizations was between approximately $42 million and $4.36 billion.

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The following replaces the first and second sentences of the fourth paragraph of the “Additional Information about Principal Investment Strategies, Other Investments and Risks” section for Ivy Funds VIP Small Cap Growth:

Small capitalization companies typically are companies with market capitalizations within the range of companies in the Russell 2000 Growth Index at the time of acquisition. As of September 30, 2013, this range of market capitalizations was between approximately $42 million and $4.81 billion.

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The following replaces the first and second sentences of the second paragraph of the “Additional Information about Principal Investment Strategies, Other Investments and Risks” section for Ivy Funds VIP Small Cap Value:

Small capitalization companies typically are companies with market capitalizations within the range of companies in the Russell 2000 Value Index at the time of acquisition. As of September 30, 2013, this range of market capitalizations was between approximately $42 million and $4.36 billion.

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